NEWS

RELEASE___________________________________________________

FOR IMMEDIATE RELEASE

CONTACT: Chris L. Nines

(512) 434-5587

TEMPLE-INLAND ANNOUNCES TENDER OFFER FOR

MEDIUM TERM NOTES AND SENIOR NOTES

AUSTIN, TEXAS, November 8, 2005 -- Temple-Inland Inc. (the "Company") today commenced a cash tender offer for any and all of its outstanding $100 million principal amount of Medium Term Notes, Series D, due December 2006 (the “Series D Notes”) and $345 million principal amount of 5.003% Senior Notes due May 2007 (the “Senior Notes” and, collectively with the Series D Notes, the "Notes"). The tender offer is being made pursuant to an Offer to Purchase dated November 8, 2005 (the "Offer to Purchase"), which more fully sets forth the terms of the tender offer.

The tender offer is conditioned upon the Company completing a new debt issuance, at least $275 million of Notes being tendered and not withdrawn, and other conditions, as more fully described in the Offer to Purchase.

The Company currently intends to use the net proceeds from a new debt issuance and existing credit lines to purchase the Notes tendered and accepted in the Tender Offer and pay the related fees and expenses. The tender offer and new debt issuance are designed to refinance the Notes and are not expected to increase the Company’s outstanding debt.

The tender offer is scheduled to expire at 12:01 a.m., New York City time, on December 8, 2005, unless extended (the "Expiration Time"). An early tender deadline has been established for the offer of 5:00 p.m., New York City time, on November 22, 2005, unless extended (the "Early Tender Deadline"). Validly tendered Notes may not be withdrawn after 5:00 p.m., New York City time, on November 22, 2005, unless extended, even if Notes are tendered after such date.

The Notes are further identified as follows:

Title of Security	Principal Amount Outstanding	CUSIP Number/ISIN
8.35% Medium Term Notes, Series D, due December 2006	$3,350,000.00	87987HBC9 - US87987HBC97
8.35% Medium Term Notes, Series D, due December 2006	$16,000,000.00	87987HAZ9 - US87987HAZ91
8.38% Medium Term Notes, Series D, due December 2006	$4,000,000.00	87987HBB1 - US87987HBB15
8.38% Medium Term Notes, Series D, due December 2006	$5,000,000.00	87987HBA3 - US87987HBA32
8.125% Medium Term Notes, Series D, due December 2006	$68,650,000.00	87987HBD7 - US87987HBD70
8.24% Medium Term Notes, Series D, due December 2006	$3,000,000.00	87987HBE5 - US87987HBE53
5.003% Senior Notes, due May 2007	$345,000,000.00	879868AG2 - US879868AG26

The purchase price to be paid for each $1,000 principal amount of the Notes tendered prior to the Early Tender Deadline under the offer (the "Total Consideration") will be calculated as set forth in the Offer to Purchase, but will be based on the present value of the principal and interest payable on such Notes, in each case discounted:

•	for the Series D Notes, on a fixed spread of 35 basis points over the yield to maturity of the 2.875% U.S. Treasury note due on November 30, 2006; and
•	for the Senior Notes, on a fixed spread of 35 basis points over the yield to maturity of the 4.375% U.S. Treasury note due on May 15, 2007.

Yields for the treasury notes referenced above will be calculated at 2:00 p.m., Eastern Time, at least one business day following the Early Tender Deadline (the “Price Determination Date”). The Company intends to issue a press release announcing the Price Determination Date by 9:30 a.m., New York City time, on such date and intends to issue a press release by 9:00 a.m., New York City time, on the following day announcing the pricing determination.

If the tender offer is consummated, holders of Notes who tender their Notes after the Early Tender Deadline but prior to the Expiration Time, will receive the Total Consideration minus $20.00 per $1,000 principal amount of the Notes. In each case, holders that validly tender their Notes will receive accrued and unpaid interest up to, but not including, the settlement date.

Questions regarding the tender offer and consent solicitation should be directed to the dealer managers: Citigroup Global Markets Inc. at (212) 723-6106 or (800) 558-3745 (Attention: Liability Management Group) and Goldman, Sachs & Co. at (212) 357-8664 or (800) 828-3182 (Attention: Credit Liability Management Group). Requests for assistance or additional sets of the offer materials may be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at (212) 269-5550 or (800) 431-9643. The Depositary for the tender offer is JP Morgan Chase Bank, N.A., which can be reached at (214) 468-6464 (Attention: Frank Ivins).

This press release shall not constitute an offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the Offer to Purchase and related letter of transmittal. In any jurisdiction where the laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed made on behalf of the Company by one of the dealer managers or one or more registered brokers or dealers under the laws of such jurisdiction.

Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

3